Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of January 26, 2024 (“Effective Date”) by and between Cyclacel Limited (“Company”), with its registered office at 2 London Wall Place, London, EC2Y 5AU, United Kingdom and Brian Schwartz, MD, (“Consultant”), an individual residing at 465 NE 6th Street, Boca Raton, FL 33432, United States of America.

Both the Company and Consultant are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Company desires to retain Consultant to render consulting services as interim Chief Medical Officer to Company and Consultant desires to be so retained by Company and to perform such services further specified herein, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, conditions and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Company and Consultant, Company and Consultant agree as follows.

1.	PROFESSIONAL SERVICES
1.1Services. Company hereby retains Consultant to provide professional consulting services to Company, and Consultant hereby accepts such engagement. Consultant agrees to perform for Company the professional services and deliver to the Company the work product agreed upon by the Parties, including the services, deliverables, and any relevant timetables and specifications set forth on Exhibit A hereto.
1.2Best Efforts. Consultant will use best efforts to diligently perform the services hereunder for the Company in a timely and professional manner, in accordance with specifications reasonably requested by the Company.
1.3	Location and Access. The consulting services shall be performed at Consultant’s premises or such other premises that Company and Consultant may mutually agree upon.

1.4Payroll Taxes. Consultant will be solely responsible for paying all applicable payroll taxes of any nature, including social security and other social welfare taxes or contributions, that may be due on amounts paid to Consultant pursuant to this Agreement.
2.	PAYMENT

The Company agrees to compensate Consultant for the services performed by Consultant pursuant to this Agreement in accordance with the payment terms set forth in Exhibit A, which is attached hereto and incorporated herein by reference. Payment will be made only for work that has been performed to the reasonable satisfaction of the Company.

3.	CONFIDENTIAL INFORMATION
3.1Definition. As used in this Agreement, the term “Confidential Information” means (i) any technical or business information furnished by the Company, or on behalf of the Company by its affiliates, subsidiaries, contractors, advisors, partners, or agents, to Consultant in connection with the services to be performed hereunder, (ii) any work product produced by the Consultant as a result of work hereunder, as well as all work papers related thereto, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic or other form, and (iii) Data and Inventions (as defined in Section 4.1 hereof).
3.2Use and Non-disclosure. Consultant acknowledges that, in the course of performing or preparing to perform services for the Company under this Agreement, Consultant will become acquainted with certain of the Company’s Confidential Information, the protection of which is necessary to the successful conduct of the Company’s business and the preservation of the integrity of the Company’s relationships with its customers. Consultant agrees to (i) maintain all Confidential Information in strict confidence; (ii) use all Confidential Information solely for the purposes of performing his obligations under this Agreement; and (iii) reproduce the Confidential Information only to the extent necessary to perform his obligations under this Agreement, with all such reproductions being considered Confidential Information. Consultant shall not disclose Confidential Information to any third party without Company’s express written authorization.
3.3Exceptions. The foregoing obligations of Consultant shall not apply to the extent that Consultant can demonstrate that certain Confidential Information prior to the time of its disclosure under this Agreement (i) was already in the public domain; (ii) entered the public domain through means other than an unauthorized disclosure resulting from an act or omission by Consultant; (iii) was independently developed or discovered by Consultant, as evidenced by Consultant’s written records; (iv) is or was disclosed to Consultant, as evidenced by written records, at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Company and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that Company receives prior written notice of such disclosure and that Consultant takes all reasonable and lawful actions to obtain or to permit Company to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.
3.4No License. Consultant acknowledges that, as between the Consultant and the Company, the Company is the sole owner of the Confidential Information disclosed by the Company and all patent, copyright, trademark, trade secret, and other intellectual property rights in, or arising from, such Confidential Information or developed hereunder. No option, license, or conveyance of such rights to Consultant is granted or implied under this Agreement.
4.	OWNERSHIP OF WORK PRODUCT
4.1Invention Disclosure. Consultant agrees to disclose promptly and in writing to Company any and all data, ideas, concepts, discoveries, inventions (whether patentable or not), developments, original works of authorship, trade secrets, and know-how that are developed, conceived, devised, invented, developed or reduced to practice or tangible medium by Consultant, under his direction or jointly with others, which arise from or in connection with this Agreement (“Data and Inventions”). All work products hereunder shall be “work for hire” and Consultant shall have no interest in the Data and Inventions.

4.2Assignment. Consultant hereby assigns to the Company all of Consultant’s right, title and interest to the Data and Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During the Term (as defined in Section 7.1) and thereafter, Consultant shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Data and Inventions, and shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Data and Inventions. Consultant hereby appoints the Company its attorney-in-fact to execute and deliver any such documents on its behalf in the event Consultant should fail or refuse to do so within a reasonable period following the Company’s request. Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to the Company of certain Data and Inventions, this Agreement shall be interpreted not to apply only to the extent which a court rules or the Company agrees is subject to such state limitation.
5.	CONSULTANT REPRESENTATION, WARRANTIES AND CERTAIN COVENANTS

Consultant represents, warrants and covenants to the Company throughout the Term as follows.

(a)The execution and performance of this Agreement does not, and will not, constitute a breach or default under any contract to which Consultant is a party, or by which Consultant is bound, and Consultant is not, and shall not be, under any contractual or other obligation to any third party which conflicts with any obligations hereunder or prevents or limits the performance of services under this Agreement.
(b)Consultant is free to disclose to the Company, without breach of any obligation to a third party, any and all information, ideas, suggestions, developments, or know- how that Consultant will divulge in performing the services under this Agreement.
(c)Consultant has complied and will comply with all applicable laws, rules, regulations, and guidelines in his conduct of the services under this Agreement.
(d)Consultant warrants and represents that Consultant is not now, nor has Consultant ever been debarred or disqualified as a clinical investigator or participant in clinical services by the United States Food and Drug Administration or by any other regulatory or governmental authority.
(e)Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of the foregoing. Consultant agrees to immediately notify the Company if such party becomes aware of any change in circumstances that would render any of the foregoing untrue or misleading in any respect during the Term.
6.	SOLICITATION OF COMPANY EMPLOYEES

Consultant agrees that during the Term and for a period of twelve (12) months thereafter,

Consultant shall not, without Company’s prior written consent, recruit, solicit, or hire any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

7.	TERM AND TERMINATION
7.1	Term. This Agreement shall be effective for the period set forth in Exhibit A hereof (the “Term”).

7.2Termination. This Agreement may be terminated (i) by a Party at any time in the exercise of its sole discretion upon thirty (30) days’ written notice to the other Party, (ii) by a Party immediately in the event of bankruptcy (voluntary or otherwise), insolvency or other similar financial distress of the other Party.

Limited

EC2Y 5AU, U.K.

EVP, Finance & COO Email: pmcbarron@cyclacel.com

to:

Pharmaceuticals, Inc. 200 Connell Drive, Suite 1500 Berkeley Heights, NJ 07922 United States of America

President & Chief Executive Officer Email: srombotis@cyclacel.com

Raton, FL 33432 shwrtzky@outlook.com

If to Company:

Cyclacel Limited

2 London Wall Place

London EC2Y 5AU, U.K.

Attn: EVP, Finance & COO

Email: pmcbarron@cyclacel.com

With a copy to:

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

United States of America

Attn: President & Chief Executive Officer

Email: srombotis@cyclacel.com

If to Consultant: Brian Schwartz, MD 465 NE 6th Street Boca Raton, FL 33432 United States of America Email: shwrtzky@outlook.com

7.3Return of Company Materials. Upon expiration or termination of this Agreement for any reason or at any time upon request by the Company, Consultant will immediately return to the Company all property belonging to the Company, including without limitation all Confidential Information and Data and Inventions in the Consultant’s possession or control.
7.4Survival. Termination or expiration of this Agreement shall not cancel or terminate any rights and/or obligations which arose prior to the effective date of termination or expiration and which must continue to give effect to their meaning at the time such right and/or obligation arose.
8.	NOTICES

Any notice or approval required or permitted under this Agreement will be delivered in writing and will be sent by (i) electronic mail or (ii) by overnight courier or, if the delivery is international, by two-day courier to the address specified below or to any other address that may be designated by prior notice. Any notice or approval delivered by electronic mail will be deemed to have been delivered the day it is sent, unless it arrives after 5:00 p.m. at the recipient address or on a day other than a business day at the recipient address, in which case it shall be deemed delivered on the next business day. Any notice or approval sent by courier will be deemed delivered on the next business day after its date of posting if domestic or two business days after the day of posting if international.

9.	GENERAL
9.1Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.
9.2Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.
9.3Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.
9.4Assignment. The Company may assign its rights and obligations hereunder to any person who or entity which succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Consultant is principally involved. Consultant’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.
9.5Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties hereto and shall inure to the benefit of their respective successors and permitted assigns. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no person or entity shall be regarded as a third party beneficiary of this Agreement.
9.6Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of, any of the terms or provisions hereof.
9.7No Waiver of Rights. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of the party.
9.8Independent Contractor. Company and Consultant agree that the relationship of Consultant to Company is at all times that of an independent contractor and not that of an employee, partner or joint-venturer of or with Company.
9.9Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute one and the same legal instrument.
9.10Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey.

IN WITNESS WHEREOF, the Parties the parties hereto have executed this Consulting Agreement on the Effective Date written above.

CYCLACEL LIMITED		CONSULTANT

By:		By:
	Paul McBarron		Brian Schwartz, MD
EVP, Finance & COO

Exhibit A

1.	Services.

As part time interim Chief Medical Officer Consultant shall provide clinical, preclinical and drug development expertise in support of Cyclacel’s clinical development programs.

Consultant shall report to the President & CEO.

2.	Term.

This Agreement shall be effective for the period (the “Term”) beginning on the Effective Date and shall continue in full force for 6 months (the “Term”), unless terminated by either Party as per the terms set out in Section 7 of this Agreement.

3.	Fees.

For time spent by Consultant on providing consulting services requested by the Company the Consultant shall receive a) a grant of 12,500 options over common shares of the Company and 12,500 restricted stock units (RSUs) upon signature of this Agreement which will vest on a monthly basis during the six months starting with the commencement of the consultancy and b) additional grants awarded at the discretion of the Compensation Committee of the Board of Directors on a periodic basis during the Term.

4.	Payment Terms

Consultant shall invoice Company on a regularly monthly basis for all work performed pursuant to this Agreement. Each invoice must set forth the subject of the work. Company will reimburse Consultant for any reasonable, authorized travel, lodging and other out-of-pocket expenses incurred by Consultant in the course of performing the Services hereunder, provided that Consultant furnishes Company with specific documentation therefor and the Company approves all such expenses in advance in writing.

All invoices shall be submitted directly to the Company, Accounts Payable Department, with an email address of billing@cyclacel.com. Payment of all undisputed amounts shall be made within forty-five (45) days after receipt of invoice by Company. If the Company has a dispute with any charges set forth in an invoice, Company shall notify Consultant of the dispute and provide Consultant details of the dispute. The Parties shall negotiate in good faith to promptly resolve disputes related to any invoiced amounts. Consultant shall maintain records of all time and expenses under this Agreement and shall provide Company reasonable access to the same upon request.

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